Exhibit 99.2

YRC Logistics Enters Definitive Agreement to Acquire

Shanghai Jiayu Logistics Co., Ltd.

SHANGHAI, China and OVERLAND PARK, Kan., December 20, 2007 — YRC Worldwide Inc. (NASDAQ: YRCW) announced that YRC Logistics has entered into a definitive agreement to acquire Shanghai Jiayu Logistics Co., Ltd., one of the largest providers of less-than-truckload ground transportation services in China, with over 30,000 customers, 1,800 employees and a network of over 3,000 vehicles.

“China continues to be one of the fastest growing markets for our customers and an important part of YRC Worldwide’s overall strategy,” said Bill Zollars, Chairman, President and CEO of YRC Worldwide. “The acquisition of Jiayu allows us to provide reliable ground transportation and is the next step in building a comprehensive portfolio of logistics services for our customers in China.”

“Jiayu has outstanding technology, comprehensive network coverage throughout China and a solid management team who will stay with the company,” said Jim Ritchie, President of YRC Logistics.

YRC Logistics will acquire 65% of the stock of Jiayu for between US $29.5 million to US $43 million, based upon Jiayu’s final 2007 financial performance. YRC Logistics expects to purchase the remaining 35% interest in 2010 for an amount not to exceed $32 million, as determined by the level of Jiayu’s 2008-09 financial performance. All payments will be made in Chinese yuan, and their estimated dollar equivalents are provided in this release.

Completion of the acquisition is subject to Chinese regulatory approvals, restructuring of certain of Jiayu’s operations and other ordinary conditions to closing. The parties have targeted closing of the transaction for the second quarter of 2008.

Forward Looking Statements:

This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will”, “expects” and “targeted” and similar expressions are intended to identify forward-looking statements. YRC Worldwide’s expectations regarding the completion (and timing of the completion) of the acquisition of Jiayu is only YRC Worldwide’s expectation regarding the completion. Completion of the acquisition is subject to Chinese regulatory approvals, restructuring of certain of Jiayu’s operations and the satisfaction or waiver of the other conditions to closing contained in the definitive agreement. YRC Logistic’s expectations regarding the purchase of the additional 35% of Jiayu in 2010 is only its expectations regarding this matter. YRC Logistics is required to purchase this 35% if Jiayu meets certain financial targets. If Jiayu does not meet these targets, YRC Logistics has a call option that it may or may not exercise, to purchase the remaining 35% at a lesser price.

About YRC Logistics:

YRC Logistics, a wholly owned subsidiary of YRC Worldwide Inc., is a global logistics company. Based in Overland Park, Kansas, and with offices in North America, Asia, Europe and South America, YRC Logistics enables companies to improve their transportation network and overall supply chain efficiency by offering flexible logistics solutions supported by web-hosted technology and global logistics management capabilities.

About YRC Worldwide Inc.:

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 60,000 people.

SOURCE: YRC Worldwide Inc.

CONTACT:

Investor Contact:	Todd Hacker
Vice President - Treasurer & Investor Relations
YRC Worldwide Inc.
+1-913-696-6108
todd.hacker@yrcw.com

Media Inquiries:	Suzanne Dawson
Linden Alschuler & Kaplan
+1-212-329-1420
sdawson@lakpr.com

Web site: http://www.yrcw.com